                                                                      Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                       FOR THE THREE MONTHS ENDED MARCH 31

                  (Figures and amounts expressed in thousands,
                    except per share and per option amounts)


                                                                        2000         1999
                                                                      --------     --------
A  Net income as reported, Canadian GAAP.........................     $ 71,626     $ 39,517
B  Items adjusting net income....................................     $   (271)           -
C  Net income, US GAAP (A+B).....................................     $ 71,355     $ 39,517
D  Weighted average number of shares outstanding.................       53,420       54,249
E  Options outstanding to purchase equivalent shares.............        3,734        2,944
F  Average exercise price per option.............................     $  64.72     $  70.36
G  Average market price per share................................     $  50.05     $  60.08
H  Period end market price per share.............................     $  50.00     $  53.50
I  Rate of Return available on option proceeds...................        5.00%        5.00%
   CANADIAN GAAP
   Basic earnings per share (A/D)................................     $   1.34     $   0.73
   Fully diluted earnings per share
J  Imputed earnings on options proceeds (E*F*I)..................     $  3,021     $  2,589
   Fully diluted earnings per share ((A+J)/(D+E))................     $   1.31     $   0.73
   UNITED STATES GAAP
   Basic earnings per share (C/D)................................     $   1.34        $0.73
   Fully diluted earnings per share
K  Net additional shares issuable (E-(E*F/G))....................            -            -
   Fully diluted earnings per share (C/(D+K))....................     $   1.34     $   0.73